Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 5, 2015

HURCO REPORTS SECOND QUARTER RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND

INDIANAPOLIS, INDIANA — June 5, 2015, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the second fiscal quarter and the first six months ended April 30, 2015. Hurco recorded net income of $3,961,000, or $0.60 per diluted share, for the second quarter of fiscal 2015 compared to net income of $3,536,000, or $0.54 per diluted share, for the corresponding period in fiscal 2014. For the first six months of fiscal 2015, Hurco reported net income of $7,727,000, or $1.17 per diluted share, compared to $5,905,000, or $0.90 per diluted share, for the corresponding period in fiscal 2014.

Sales and service fees for the second quarter of fiscal 2015 were $50,183,000, a decrease of $3,548,000, or 7%, compared to the corresponding period in fiscal 2014. The quarter-over-quarter decrease in sales reflected growth of $2,744,000, or 5%, and a negative impact of $6,292,000, or 12%, when translating foreign sales to U.S. Dollars for financial reporting purposes. Sales and service fees for the first six months of fiscal 2015 were $101,155,000, a decrease of $3,546,000, or 3%, compared to the corresponding period in fiscal 2014. Despite a year-over-year sales growth of $6,325,000, or 6%, results were offset by the adverse negative impact of $9,871,000, or 9%, when translating foreign sales to U.S. Dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the second quarter and first six months of fiscal 2015 and 2014 (in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
			$	%			$	%
	2015	2014	Change	Change	2015	2014	Change	Change
North America	$13,735	$12,287	$1,448	12%	$28,586	$28,580	$6	0%
Europe	32,113	35,037	(2,924)	-8%	63,913	64,271	(358)	-1%
Asia Pacific	4,335	6,407	(2,072)	-32%	8,656	11,850	(3,194)	-27%
Total	$50,183	$53,731	$(3,548)	-7%	$101,155	$104,701	$(3,546)	-3%

North American sales increased during the second quarter of fiscal 2015 by 12% compared to the corresponding period in fiscal 2014, primarily driven by increased shipments of higher-performance machines. North American sales for the first six months of fiscal 2015 were relatively unchanged compared to the corresponding prior year period.

European sales for the second quarter of fiscal 2015 decreased by 8% compared to the corresponding period in fiscal 2014 despite a sales growth of 9%, due to a negative impact of 17% resulting from a weaker Euro and Pound Sterling when translating foreign sales to U.S. Dollars for financial reporting purposes. The quarter-over-quarter improvement in European sales was primarily driven by increased shipments of higher-performance machines in Germany and France. European sales for the first six months of fiscal 2015 decreased by 1% compared to the corresponding prior year period despite sales growth of 14%, due to a negative impact of 15% resulting from a weaker Euro and Pound Sterling when translating foreign sales to U.S. Dollars for financial reporting purposes. The year-over-year improvement in European sales was driven by increased shipments of higher-performance machines across all European regions.

Asian Pacific sales for the second quarter and the first six months of fiscal 2015 decreased by 32% and 27%, respectively, compared to the corresponding periods in fiscal 2014, primarily due to softening market conditions in China.

Orders for the second quarter of fiscal 2015 were $53,101,000, a decrease of $579,000, or 1%, compared to the corresponding period in fiscal 2014. Notwithstanding actual order growth of $6,295,000, or 12%, a weaker Euro and Pound Sterling resulted in a negative impact of $6,874,000, or 13%, when translating foreign orders to U.S. Dollars for financial reporting purposes. Orders for the first six months of fiscal 2015 were $98,110,000, a decrease of $12,664,000, or 11%, compared to the corresponding prior year period. The year-over-year decrease in orders reflected a reduction in orders of $2,755,000, or 2%, and a negative impact of $9,909,000, or 9%, when translating foreign orders to U.S. Dollars for financial reporting purposes.

The following table sets forth new orders booked by geographic region for the second quarter and the first six months of fiscal 2015 and 2014 (in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
			$	%			$	%
	2015	2014	Change	Change	2015	2014	Change	Change
North America	$15,720	$11,429	$4,291	38%	$29,631	$26,001	$3,630	14%
Europe	33,666	37,819	(4,153)	-11%	59,645	74,330	(14,685)	-20%
Asia Pacific	3,715	4,432	(717)	-16%	8,834	10,443	(1,609)	-15%
Total	$53,101	$53,680	$(579)	-1%	$98,110	$110,774	$(12,664)	-11%

Orders for North America increased by 38% and 14% for the second quarter and first six months of fiscal 2015, respectively, compared to the corresponding prior year periods due to increased customer demand for higher-performance machines.

European orders for the second quarter of fiscal 2015 decreased by 11% compared to the corresponding period in fiscal 2014 and reflected orders growth of 6% and a negative impact of 17% due to a weaker Euro and Pound Sterling when translating foreign orders to U.S. Dollars for financial reporting purposes. The quarter-over-quarter improvement in European orders was primarily driven by increased customer demand for higher-performance machines in Germany, France and Italy. For the first six months of fiscal 2015, however, European orders decreased by 20% compared to the corresponding prior year period and reflected an order reduction of 7% and a negative impact of 13% due to a weaker Euro and Pound Sterling when translating foreign orders to U.S. Dollars for financial reporting purposes. The year-over-year reduction in European orders was primarily driven by foreign currency weakness in the United Kingdom and fluctuating customer demand for electro-mechanical components and accessories manufactured by Hurco’s Italian-based subsidiary, LCM Precision Technologies (LCM).

Asian Pacific orders for the second quarter and the first six months of fiscal 2015 decreased by 16% and 15%, respectively, compared to the corresponding periods in fiscal 2014, primarily due to softening market conditions in China.

Hurco’s gross profit for the second quarter of fiscal 2015 was $16,559,000, or 33% of sales, compared to $16,629,000, or 31% of sales, for the corresponding prior year period. Gross profit for the first six months of fiscal 2015 was $33,106,000, or 33% of sales, compared to $30,548,000, or 29% of sales, for the corresponding prior year period. The increase in gross profit was primarily attributable to increased sales of higher-performance machines in Europe and North America.

Selling, general and administrative expenses for the second quarter of fiscal 2015 were $10,850,000, or 22% of sales, compared to $11,206,000, or 21% of sales, in the corresponding period in fiscal 2014. Selling, general and administrative expenses for the first six months of fiscal 2015 were $21,304,000, or 21% of sales, compared to $21,806,000, or 21% of sales, in the corresponding period in fiscal 2014. Selling, general and administrative expenses were favorably impacted by approximately $962,000, or 2% of sales, and $1,437,000, or 1% of sales, for the second quarter and the first six months of fiscal 2015, respectively, when translating foreign expenses to U.S. Dollars for financial reporting purposes.

The effective tax rate for the second quarter of fiscal 2015 was 32%, compared to 31% for the corresponding period in fiscal 2014. The effective tax rate for the first six months of fiscal 2015 was 34%, compared to 30% for corresponding period in fiscal 2014. The changes in effective tax rates year-over-year reflected a shift in geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $64,720,000 at April 30, 2015, compared to $53,846,000 at October 31, 2014. Working capital, excluding cash and cash equivalents, was $85,663,000 at April 30, 2015 compared to $90,105,000 at October 31, 2014. The decrease in working capital, excluding cash, was primarily due to decreases in accounts receivable and the impact of translating foreign currencies to U.S. Dollars for financial reporting purposes.

Hurco also announced today that its Board of Directors approved the payment of a cash dividend of $0.08 per share. The dividend will be paid on July 6, 2015, to shareholders of record as of the close of business on June 22, 2015. Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

Michael Doar, Chief Executive Officer, stated, “Hurco had a good quarter and a strong first half of the year. After the effect of the strong US dollar is taken into consideration, both sales and orders in our key European markets increased for both the quarter and the first half of our fiscal year. North America saw stronger demand for our higher performance products, a testament to the value of our significant product line expansion during the past five years. The Asian Pacific region was negatively affected by the slowdown in China, but other countries in the region have performed well. As the market in China changes from mass production to smaller production volumes, the value of our control technologies will become increasingly relevant to that market as our control makes multiple changeovers efficient and profitable for manufacturers of all sizes. We will continue to leverage the advantage of a strong financial position to invent new technologies and develop new products that will make our customers more productive and more profitable.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Vice President, Secretary, Treasurer & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	April 30,	October 31,
	2015	2014
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$64,720	$53,846
Accounts receivable, net	35,460	45,435
Inventories, net	92,446	95,992
Deferred income taxes	714	2,062
Derivative assets	3,518	3,127
Prepaid expenses	10,312	8,927
Other	1,593	1,365
Total current assets	208,763	210,754

Property and equipment:
Land	782	782
Building	7,314	7,314
Machinery and equipment	19,620	19,432
Leasehold improvements	3,362	3,523
	31,078	31,051
Less accumulated depreciation and amortization	(19,733)	(19,546)
	11,345	11,505

Non-current assets:
Software development costs, less accumulated amortization	3,644	3,519
Goodwill	2,360	2,606
Intangible assets, net	1,385	1,635
Other assets	6,899	6,912
	$234,396	$236,931

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$37,775	$42,718
Derivative liabilities	1,116	705
Accrued expenses	16,263	20,108
Short-term debt	3,226	3,272
Total current liabilities	58,380	66,803

Non-current liabilities:
Deferred income taxes	1,221	993
Accrued tax liability	966	1,054
Deferred credits and other obligations	3,425	3,436
Total liabilities	63,992	72,286

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,650,517 and 6,589,918 shares issued; and 6,551,718 and 6,508,880 shares outstanding,
as of April 30, 2015 and October 31, 2014, respectively	655	651
Additional paid-in capital	56,796	55,974
Retained earnings	118,325	111,580
Accumulated other comprehensive loss	(5,372)	(3,560)
Total shareholders' equity	170,404	164,645
	$234,396	$236,931

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Sales and service fees	$50,183	$53,731	$101,155	$104,701

Cost of sales and service	33,624	37,102	68,049	74,153
Gross profit	16,559	16,629	33,106	30,548

Selling, general and administrative expenses	10,850	11,206	21,304	21,806
Operating income	5,709	5,423	11,802	8,742

Interest expense	57	54	126	131

Interest income	22	16	43	32

Investment income (expense)	6	5	71	36

Other (income) expense, net	(159)	269	148	285

Income before taxes	5,839	5,121	11,642	8,394

Provision for income taxes	1,878	1,585	3,915	2,489

Net income	$3,961	$3,536	$7,727	$5,905

Income per common share
Basic	$0.60	$0.54	$1.17	$0.90
Diluted	$0.60	$0.54	$1.17	$0.90

Weighted average common shares outstanding
Basic	6,547	6,498	6,535	6,487
Diluted	6,589	6,531	6,578	6,520

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended		Six Months Ended
	April 30,		April 30,
Operating Data:	2015	2014	2015	2014
	(unaudited)		(unaudited)
Gross margin	33%	31%	33%	29%

SG&A expense as a percentage of sales	22%	21%	21%	21%

Operating income as a percentage of sales	11%	10%	12%	8%

Pre-tax income as a percentage of sales	12%	10%	12%	8%

Effective tax rate	32%	31%	34%	30%

Depreciation and amortization	721	816	1,447	1,551

Capital expenditures	1,091	855	1,615	1,374

Balance Sheet Data:	4/30/2015	10/31/2014
	(unaudited)
Working capital (excluding cash)	$85,663	$90,105

Days sales outstanding (unaudited)	47	49

Inventory turns (unaudited)	1.6	1.5

Capitalization
Total debt	$3,226	$3,272
Shareholders' equity	170,404	164,645
Total	$173,630	$167,917